Exhibit 99.

For Release: Tuesday, November 15, 2005; 4:55 p.m. EST

Learning Care Group, Inc. Announces Proposed Acquisition By
A.B.C. Learning Centres Limited

NOVI, Mich.—Learning Care Group, Inc. (NASDAQ: LCGI), today announced it has agreed to be acquired by A.B.C. Learning Centres Limited (ASX: ABS), Australia’s largest provider of private child care services.

A.B.C. will pay approximately $159.1 million in cash for all outstanding equity of Learning Care Group. With unanimous approval of the merger agreement from Learning Care Group’s board of directors, the per share purchase price was set at $7.50.

“The acquisition of Learning Care Group was in line with a strategy of managed growth for A.B.C.,” stated Eddy Groves CEO (Operations) of A.B.C. Learning Centres Limited. “A.B.C. has been aware for some time of the potential for expansion overseas beyond New Zealand. By moving into the North American market via a successful operator in Learning Care Group, A.B.C. will be able to use its expertise, while partnering with an established local child care and early education provider.”

Learning Care Group operates 460 corporate-owned and franchise centers throughout the U.S. and internationally under its Childtime Learning Centers and Tutor Time Child Care/Learning Centers brands, with the capacity to provide child care and early education services to 69,000 children. A.B.C. currently owns 697 centers throughout Australia and New Zealand.

On the completion of the acquisition, Learning Care Group will be de-listed and become a subsidiary of A.B.C. Childtime and Tutor Time will retain their current brands.

“Learning Care Group is excited to begin this next phase in its corporate growth, and this cash merger with A.B.C. will only add to the already strong reputations of Childtime and Tutor Time,” said Bill Davis, CEO of Learning Care Group. “Learning Care Group is committed to becoming an international leader in early childhood education and family solutions, which impact and inspire lifelong learning. A.B.C. is renowned for providing state-of-the-art child care services. Combining the knowledge and resources of both companies will allow A.B.C. and Learning Care Group to maintain their unparalleled industry leadership.”

Under the merger agreement, Davis will retain his position as President and CEO of Learning Care Group, and other members of Learning Care Group’s senior management team will continue in their current roles with A.B.C.

“We are impressed with Learning Care Group’s senior management team. They have led the Company to its successful and profitable position in the U.S. market and share the same cultural values and educational aspirations as that of A.B.C.,” stated Groves. “We look forward to working with this highly skilled group of individuals in the coming years.”

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Learning Care Group and A.B.C. plan to complete the transaction by early 2006. Completion of the transaction is, however, subject to various customary closing conditions, including the approval of Learning Care Group’s stockholders and the expiration of the applicable waiting period under the Hart-Scott-Rodino Act. The transaction is not conditioned on the obtaining of financing, as A.B.C. has committed credit facilities in place. Harris Nesbitt Corp. provided a fairness opinion to Learning Care Group in connection with the transaction.

About Learning Care Group, Inc.

Learning Care Group, Inc. is the parent company of Tutor Time Child Care/Learning Centers and Childtime Learning Centers. As one of the nation’s premier child care providers, the Company has grown into a network of 460 centers, including operations in 25 states and internationally. For more information on the Learning Care Group please call 248-697-9000 or visit www.learningcaregroup.com.

About A.B.C. Learning Centres Unlimited

For more information, visit the A.B.C. website at: www.childcare.com.au.

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Contacts:
Investors
Frank M. Jerneycic
Chief Financial Officer, Learning Care Group
Phone: 248-697-9000
Email: fjerneycic@learningcaregroup.com

Media
Sarah Comstock
Manager of Public Relations, Learning Care Group
Phone: 248-697-9140
Email: scomstock@learningcaregroup.com